Exhibit 10.11

Master Investment Agreement

among

Medley LLC

Medley Seed Funding I LLC

Medley Seed Funding II LLC

Medley Seed Funding III LLC

DB MED Investor I LLC

and

DB MED Investor II LLC

Dated as of June 3, 2016

MASTER INVESTMENT AGREEMENT

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ARTICLE IX TERM, TERMINATION AND LIQUIDATION		22
9.1	Term	22
9.2	Termination	22
9.3	Liquidation; Distributions upon Termination.	22

ARTICLE X REPRESENTATIONS AND WARRANTIES		23
10.1	Representations of Medley and the SPVs.	23
10.2	Further Representations of Medley.	24
10.3	Representations and Warranties of the Fortress Investors.	24
10.4	Investment Representations of the Fortress Investors	25
10.5	Anti-Money-Laundering and Economic Sanctions.	26

ARTICLE XI MISCELLANEOUS		28
11.1	Transfer and Assignment of Interests in the Company	28
11.2	Governing Law.	29
11.3	Severability.	29
11.4	Amendments and Assignments	29
11.5	Notices.	29
11.6	Successors and Assigns.	30
11.7	Entire Agreement.	31
11.8	Counterparts; Headings.	31
11.9	Relationship Between the Parties.	31
11.10	Other Business Activities.	31
11.11	Fortress Authority to Act on Behalf of the Fortress Investors.	31

Exhibit A – Form of Drawdown Notice

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MASTER INVESTMENT AGREEMENT

This MASTER INVESTMENT AGREEMENT, is entered into as of June 3, 2016, by and among (i) Medley LLC, a Delaware limited liability company (“Medley”); (ii) Medley Seed Funding I LLC, a Delaware limited liability company (“MSF I”); (iii) Medley Seed Funding II LLC, a Delaware limited liability company (“MSF II”); (iv) Medley Seed Funding III LLC, a Delaware limited liability company (“MSF III”); (v) DB MED Investor I LLC, a Delaware limited liability company (“DMI I”), and (vi) DB MED Investor II, a Delaware limited liability company (“DMI II” and, together with DMI I, the “Fortress Investors”).

WHEREAS, Medley has formed (i) MSF I for the purpose of acquiring common stock of Medley Capital Corp., a Delaware corporation (“MCC”), (ii) MSF II for the purpose of acquiring common stock of Sierra Total Return Fund, a Delaware statutory trust (“STRF”), and (iii) MSF III for the purpose of holding a certain equity interest in STRF Advisors LLC, a Delaware limited liability company and an Affiliate of Medley that will be the sole investment advisor to STRF (“STRF Advisor”);

WHEREAS, Medley desires that the Fortress Investors make preferred equity investments of $40,000,000 in the aggregate in MSF I and MSF II; and

WHEREAS, the Fortress Investors are willing to make such preferred equity investments, subject to and in accordance with the terms of this Agreement and the SPV LLC Agreements;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.

Capitalized terms used herein shall have the following meanings:

“8% Preferred Distribution” has the meaning set forth in Section 4.1(b).

“Accrued and Unpaid Amounts” has the meaning set forth in Section 5.3(a)(i).

“Additional Fortress Investment Amount” has the meaning set forth in Section 3.2(b)(iv).

“Additional Investment Amount” has the meaning set forth in Section 3.2(b)(v).

“Additional Medley Investment Amount” has the meaning set forth in Section 3.2(b)(v).

“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the regulations promulgated thereunder.

“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies or investment decisions of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Master Investment Agreement, as the same may be amended from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Capital Contribution” means a capital contribution made to any of the SPVs by either Medley or the Fortress Investors in accordance with the provisions of Article III.

“Code” means the United States Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.

“Closing Date” has the meaning set forth in Section 3.1(a).

“Common Interests” means the MSF I Common Interest, the MSF II Common Interest and/or the MSF III Common Interest, as the context requires.

“Company Expenses” has the meaning set forth in each of the SPV LLC Agreements.

“Drawdown Date” has the meaning set forth in Section 3.3(a)(iii).

“Drawdown Notice” has the meaning set forth in Section 3.3(a).

“DMI I” has the meaning set forth in the preamble to this Agreement.

“DMI II” has the meaning set forth in the preamble to this Agreement.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Fortress Investors” has the meaning set forth in the preamble to this Agreement.

“Fortress Person” has the meaning set forth in Section 8.1(a).

“Fortress Seller” has the meaning set forth in Section 5.2(b).

“Fund Share Holdings Preferred Distribution Amount” has the meaning set forth in Section 4.1.

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“Fund Share Interest Redemption Price” has the meaning set forth in Section 5.3(a)(iii).

“Fund Share SPVs” means MSF I and/or MSF II, as the context requires.

“Gross Advisory Fees” means, with respect to any calendar quarter, (i) the gross proceeds received by STRF Advisor from STRF pursuant to STRF Advisory Agreement during such calendar quarter, consisting of a base management fee, subordinated incentive fees on income, incentive fees on capital gains and other subordinated incentive fees, all as set forth in the STRF Advisory Agreement, plus (ii) any reimbursements of expense support payments received by STRF Adviser from STRF during such calendar quarter pursuant to the STRF ESA Agreement (provided that any such reimbursements received by STRF Advisor in respect of expense support payments that were financed through capital contributions or advances from Medley shall not be counted as Gross Advisory Fees for this purpose).

“In-Kind Distribution” has the meaning set forth in Section 6.3(a).

“Initial Fortress Investment Amount” has the meaning set forth in Section 3.1(a)(i).

“Initial Investment Amounts” has the meaning set forth in Section 3.1(a)(ii).

“Initial Medley Investment Amount” has the meaning set forth in Section 3.1(a)(ii).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the regulations promulgated thereunder.

“Investment Period” has the meaning set forth in Section 3.2(a).

“Investment Realization Trigger” has the meaning set forth in Section 4.2(b)(i).

“Losses” has the meaning set forth in Section 8.1(a).

“MCC” has the meaning set forth in the recitals to this Agreement.

“MCC Credit Agreements” means those two certain Credit Agreements, each dated as of July 28, 2015, among MCC, as borrower, the Lenders Party Thereto and ING Capital LLC, as Administrative Agent, Arranger and Bookrunner, as the same may be amended from time to time.

“MCC Stock” means the common stock of MCC.

“MCC Stock Purchase Program” has the meaning set forth in Section 3.1(c).

“Medley” has the meaning set forth in the preamble to this Agreement.

“Medley Credit Agreement” means that certain Credit Agreement, dated as of August 14, 2014, among Medley, the Lending Parties thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, as the same may be amended from time to time.

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“Medley Person” has the meaning set forth in Section 8.1(a).

“MSF I” has the meaning set forth in the preamble to this Agreement.

“MSF I Common Interest” means the interest in MSF I held by Medley or its Affiliates.

“MSF I LLC Agreement” means the Amended and Restated Limited Liability Agreement of MSF I, dated as of the date hereof.

“MSF I Preferred Interest” means the interest in MSF I held by DMI I.

“MSF II” has the meaning set forth in the preamble to this Agreement.

“MSF II Common Interest” means the interest in MSF II held by Medley or its Affiliates.

“MSF II LLC Agreement” means the Amended and Restated Limited Liability Agreement of MSF II, dated as of the date hereof.

“MSF II Preferred Interest” means the interest in MSF II held by DMI I.

“MSF III” has the meaning set forth in the preamble to this Agreement.

“MSF III Common Interest” means the interest in MSF III held by Medley or its Affiliates.

“MSF III LLC Agreement” means the Amended and Restated Limited Liability Agreement of MSF III, dated as of the date hereof.

“MSF III Preferred Interest” means the interest in MSF III held by DMI II.

“Net Fund Share Dividends” means, with respect to any calendar quarter, an amount equal to all dividends or other distributions received by the Fund Share SPVs in respect of their holdings in MCC Stock and STRF Stock, respectively, during such calendar quarter, less the aggregate amount of (i) taxes, if any, actually paid by the Fund Share SPVs directly during such calendar quarter (excluding, for the purpose of avoiding double counting, any taxes already applied to reduce Net Fund Share Profits), and (ii) any distributions made to DMI I during such calendar quarter in respect of the 8% Preferred Distribution not previously used to reduce Net Fund Share Profits for such calendar quarter.

“Net Fund Share Profits” means, with respect to any calendar quarter, any gains realized from the dispositions of any MCC Stock or STRF Stock during a calendar quarter, less the aggregate amount of (i) any Company Expenses and taxes payable by such Fund Share SPV, in each case, directly related to such sale (excluding, for the purpose of avoiding double counting, any Company Expenses or taxes already applied to reduce Net Fund Share Dividends), and (ii) any distributions made to DMI I during such calendar quarter in respect of the 8% Preferred Distribution not previously used to reduce Net Fund Share Dividends for such calendar quarter.

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“Outstanding Fortress Investment Amount” means, on any given date, an amount equal to:

(i)          the Initial Fortress Investment Amount, plus any Additional Fortress Investment Amounts invested on or before such date in the Fund Share SPVs by DMI I pursuant to Section 3.2 below; minus

(ii)         the aggregate amount of:

a)      all distributions or payments made on or prior to such date to DMI I pursuant to Sections 4.1(c)(iv), 4.1(d)(i), 4.1(e)(iii), and

b)      that portion of any payments or In-Kind Distributions made to DMI I pursuant to Sections 5.1(c)(i), 5.3(a)(ii) or 6.3(a) representing Repaid Capital Amounts.

“Person” means an individual, partnership, limited liability company, trust, estate, corporation, custodian, nominee or any other individual or entity acting on its own or in any representative capacity.

“Preferred Interests” means the MSF I Preferred Interest, the MSF II Preferred Interest and/or the MSF III Preferred Interest, as the context requires.

“Permitted Transferee” has the meaning set forth in Section 11.1(b)(i).

“Proceeding” has the meaning set forth in Section 8.1(b).

“Put Option” has the meaning set forth in Section 6.1.

“Put Option Trigger Event” has the meaning set forth in Section 6.2.

“Redemption Election” has the meaning set forth in Section 5.3(a).

“Repaid Capital Amount” has the meaning set forth in Section 5.3(a)(ii).

“SPV LLC Agreements” means the MSF I LLC Agreement, the MSF II LLC Agreement, and/or the MSF III LLC Agreement, as the context requires.

“SPVs” means MSF I, MSF II and/or MSF III, as the context requires.

“STRF” has the meaning set forth in the recitals to this Agreement.

“STRF Advisor” has the meaning set forth in the recitals to this Agreement.

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“STRF” Advisory Agreement” means the Investment Advisory Agreement to be entered into between STRF and STRFA.

“STRF ESA Agreement” means the Expense Support Agreement to be entered into between STRF and STRF Advisor.

“STRF Stock” means the common stock of STRF.

“STRFA Buy-Back Right” has the meaning set forth in Section 5.2(a).

“STRFA Distributable Income” for any calendar quarter means Gross Advisory Fees received by STRF Advisor during such quarter, net of (i) any expense support payments paid by STRF Advisor to STRF during such calendar quarter pursuant to the STRF ESA Agreement (provided that any such expense support payments made by STRF Advisor that are financed through capital contributions or advances from Medley shall not be deducted from Gross Advisory Fees for this purpose), and (ii) any New York City unincorporated business taxes paid by STRFA during such calendar quarter.

“STRFA Equity Interest” means an equity interest in STRF Advisor that shall entitle MSF III to receive 8% of the STRFA Distributable Income (as defined herein) of STRF Adviser.

“STRFA Equity Interest FMV” has the meaning set forth in Section 5.2(a).

“STRFA Equity Preferred Distribution Amount” has the meaning set forth in Section 4.2(a).

“STRFA Sharing Percentage” has the meaning set forth in Section 4.2(b).

“Subject Sale” has the meaning set forth in Section 5.2(b).

“Tax Advance” has the meaning set forth in Section 3.6.

“Transfer” means, any direct or indirect sale, exchange, transfer, assignment, pledge, hypothecation or other disposition of a Common or Preferred Interest.

ARTICLE II
MANAGEMENT OF THE SPVs

2.1           Managing Member

(a)          Medley or one of its wholly-owned subsidiaries shall be the managing member of each of the SPVs and shall be solely responsible for managing the affairs of each SPV in accordance with the terms of this Agreement and the provisions of each of the SPV LLC Agreements.

(b)          Medley shall provide on an ongoing basis, at no additional cost or expense to the Fortress Investors or the SPVs, all administrative, support and operational services necessary for the SPVs to operate in accordance with the terms of this Agreement. No director, officer or employee of the SPVs shall receive any salary or other consideration from the SPVs.

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2.2           Special Consent Rights.

Except to the extent otherwise expressly provided in this Agreement or in the SPV LLC Agreements, without the unanimous prior written consent of Medley and the Fortress Investors:

(a)          The SPVs shall not conduct any business; acquire, own or sell any assets, other than, for the avoidance of doubt, (i) the acquisition, holding or sale of MCC Stock by MSF I, (ii) the acquisition, holding or sale of STRF Stock by MSF II, and (iii) the acquisition, holding or sale of the STRFA Equity Interest by MSF III, in each case in accordance with the terms of this Agreement.

(b)          The SPVs shall not incur any indebtedness or other liabilities; authorize, issue, repurchase or redeem any of their equity interests; enter into any merger, consolidation, reorganization, recapitalization or similar event; or liquidate, dissolve or proceed with any bankruptcy proceedings.

(c)          The SPVs shall not issue any equity interest to, or admit as a member, any Person other than the Fortress Investor and Medley (or its Affiliates) as contemplated herein (including, without limitation, Section 11.1).

(d)          Medley shall not directly or indirectly Transfer or pledge its interests in any of the SPVs, except for Transfers permitted by Section 11.1 below.

(e)          The SPVs shall not enter into any transactions with Medley or any of its Affiliates, except as expressly contemplated by this Agreement.

(f)          Neither STRF nor STRFA shall enter any transactions with Medley or any of its other Affiliates, except (i) as may be expressly contemplated by this Agreement, (ii) as may be expressly contemplated in the applicable Registration Statements on Form N-2 for STRF or MCC, or (iii) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the STRF or STRFA, as the case may be, than could be obtained on an arm’s-length basis from unrelated third parties,

(g)          STRFA will not enter into the STRF Advisory Agreement or the STRF ESA Agreement, provided that the consent of Medley and the Fortress Investors shall not be unreasonably withheld or delayed to the extent that the terms of such agreements are determined to be customary in the current market for non-traded, closed-end, investment companies that are comparable to STRF.

(h)          STRFA shall not amend, modify or waive any provisions of the STRF ESA Agreement or the STRF Advisory Agreement or otherwise establish, waive, increase, decrease or otherwise modify any of the fees or other income streams constituting STRFA Distributable Income; provided that the consent of Medley and the Fortress Investors shall not be unreasonably withheld or delayed to the extent the amendment, modification or waiver being proposed is determined to be in the best interests of STRFA.

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(i)          Medley shall not amend the SPV LLC Agreements, provided that the consent of Medley and the Fortress Investors shall not be unreasonably withheld or delayed to the extent such amendment is determined not to have an adverse effect on the Fortress Investors.

(j)          Medley shall not sponsor another registered, closed-end, interval fund for distribution through the retail broker-dealer and investment advisory channels whose investment strategy focuses primarily on investments in U.S. middle market commercial credit.

(k)          The SPVs shall not incur Company Expenses in excess of $100,000 in the aggregate in any calendar year.

ARTICLE III
INITIAL AND ADDITIONAL INVESTMENTS

3.1           Initial Closing.

(a)          On the date this Agreement is executed by the parties or such later date as shall be mutually agreed upon by the parties, which date shall not occur on a date that is later than ninety (90) calendar days after the date as of which this Agreement is executed (the “Closing Date”):

(i)          DMI I shall make a Capital Contribution of $12,000,000 to MSF I (the “Initial Fortress Investment Amount”); and

(ii)         Medley shall make a Capital Contribution of $3,000,000 to MSF I (the “Initial Medley Investment Amount” and, together with the Initial Fortress Investment Amount, the “Initial Investment Amounts”).

(b)          DMI I’s obligation to contribute the Initial Fortress Investment Amount to MSF I pursuant to Section 3.1(a) above shall be subject to satisfaction of the following conditions as of the Closing Date:

(i)          Medley shall have delivered a Drawdown Notice to DMI I in accordance with the procedures set forth in Section 3.3 below;

(ii)         Each of the representations and warranties of the parties set forth in Article X hereof shall be true and correct in all material respects;

(iii)        Medley shall have reimbursed Fortress Credit Co LLC for its “Investor Expenses” in accordance with the terms of Annex A to the Letter Agreement between Medley and Fortress Credit Co LLC, dated May 5, 2016;

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(iv)        An Event of Default (as such term is defined in either the Medley Credit Agreement or the MCC Credit Agreements) shall not have occurred and be continuing;

(v)         A Put Option Trigger Event shall not have occurred and be continuing;

(vi)        Neither Medley nor any of the SPVs shall be in material breach of this Agreement or any of the SPV LLC Agreements;

(vii)       Medley shall have caused MSF I and MSF II, respectively, to admit DMI I as a member such that, immediately following the Closing, (A) Medley shall hold 100% of the outstanding MSF I Common Interest and DMI I shall hold 100% of the outstanding MSF I Preferred Interest, and (B) Medley shall hold 100% of the outstanding MSF II Common Interest and DMI I shall hold 100% of the outstanding MSF II Preferred Interest;

(viii)      Medley shall have caused MSF III to have been admitted as a member of STRF Advisor to hold the STRFA Equity Interest, provided that this condition shall not apply to any Closing Date or Drawdown date that occurs prior to the date on which STRF commences operations;

(ix)         Medley shall have caused MSF III to have admitted DMI II as a member such that, immediately following the Closing, Medley shall hold 100% of the outstanding MSF III Common Interest and DMI II shall hold 100% of the outstanding MSF III Preferred Interest; and

(x)          Medley shall have delivered to the Fortress Investors on the Closing Date evidence of that its Capital Contribution to the applicable SPV(s) has been made as of such date.

(c)          Following the Closing Date, Medley shall cause MSF I to use the Initial Investment Amounts for the sole purpose of acquiring MCC Stock, as soon as reasonably practicable in light of prevailing market conditions through an open market purchase program undertaken in accordance with applicable laws (an “MCC Stock Purchase Program”).

3.2           Additional Investments.

(a)          Medley shall have the right to call for DMI I to make one or more additional Capital Contributions into MSF I or MSF II at any time during the six (6) month period between the three (3) month anniversary of the Closing Date and the nine (9) month anniversary of the Closing Date (the “Investment Period”); provided that Medley in its sole discretion may opt to extend the Investment Period (and require one or more additional Capital Contributions) for a term of one additional month upon giving written notice thereof to DMI I.

(b)          Each Capital Contribution to be made by DMI I pursuant to this Section 3.2 shall be subject to the following conditions:

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(i)          Each of the closing conditions set forth in Section 3.1(b) above shall be satisfied as of the Drawdown Date;

(ii)         The aggregate amount specified by Medley to be contributed by DMI I in any individual Drawdown Notice shall not be less than $5,000,000;

(iii)        The amount of such additional Capital Contributions that may be called down by Medley prior to the six (6) month anniversary of the Closing Date shall not exceed $12,000,000, such that the total amount of DMI I’s aggregate Capital Contributions to the Fund Share SPVs prior to such date shall not exceed $24,000,000;

(iv)        The total aggregate amount of DMI I’s Capital Contributions under this Section 3.2 shall not exceed $28,000,000 (the “Additional Fortress Investment Amount”), such that DMI I’s total aggregate Capital Contributions to the Fund Share SPVs shall not exceed $40,000,000; and

(v)         Prior to or on the date of such Capital Contribution, Medley shall make an additional Capital Contribution to MSF I and/or MSF II, as the case may be, equal to at least 25% of the amount of DMI I’s Capital Contribution to such SPV, provided that the total aggregate amount of Medley’s Capital Contributions under this Section 3.2(b)(v) shall not exceed $7,000,000 (the “Additional Medley Investment Amount,” and, together with the Additional Fortress Investment Amount, the “Additional Investment Amount”), such that Medley’s total aggregate Capital Contributions to the Fund Share SPVs shall not exceed $10,000,000.

(c)          Medley shall cause the Additional Investment Amounts to be invested by the Fund Share SPVs in accordance with the following provisions:

(i)          Medley will cause any capital contributed to MSF II by Medley and DMI I pursuant to this Section 3.2 to be used acquire STRF Stock, provided that the total aggregate amount of capital that may be contributed to MSF II for such purpose shall not exceed $5,000,000, and provided further that Medley may not draw down any Capital Contributions for the purpose of contributing capital to MSF II until such time as STRF’s Registration Statement on Form N-2 has been declared effective by the Securities and Exchange Commission; and

(ii)         Medley will cause any capital contributed to MSF I by Medley and DMI I pursuant to this Section 3.2 to be used to acquire additional MCC Stock as soon as reasonably practicable in light of prevailing market conditions through an MCC Stock Purchase Program, provided that the total aggregate amount of capital that may be used for such purpose shall not exceed (A) the Additional Investment Amount, less (B) the aggregate amount of capital used by MSF II to purchase STRF Stock pursuant to clause 3.2(c)(i) above.

(d)          If DMI I should default on its obligation to make a Capital Contribution to MSF I or MSF II in accordance with the provisions of this Section 3.2, DMI I shall have five (5) Business Days from the Drawdown Date to cure such default, after which (i) Medley, in its sole discretion, shall have the right to suspend all distributions to the Fortress Investors pursuant to Article IV, (ii) the MSF III Preferred Interest shall immediately and automatically expire, and (iii) Medley’s sole remaining obligation hereunder shall be to cause MSF I and/or MSF II to repay the Outstanding Fortress Investment Amount to DMI I in full at any time prior to the seventh (7th) anniversary of the Closing Date, whereupon this Agreement shall automatically terminate.

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3.3           Draw Down Procedures.

(a)          Each Capital Contribution, including the Initial Fortress Investment Amount, shall be made in accordance with a written notice in the form attached hereto as Exhibit A (a “Drawdown Notice”) delivered to DMI I by Medley from time to time. Each Drawdown Notice shall specify:

(i)          the amount of the Capital Contribution being called down;

(ii)         the anticipated purpose to which the Capital Contribution will be applied and the SPV(s) into which such Capital Contribution will be contributed;

(iii)        the date (the “Drawdown Date”) on which DMI I will be required to make such Capital Contributions (which date shall be at least ten (10) Business Days from and including the date of delivery of the Drawdown Notice);

(iv)        the account(s) into which such Capital Contribution should be paid; and

(v)         a statement to the effect that all conditions precedent to such draw down have been or will be satisfied prior to or on the Drawdown Date.

(b)          All Capital Contributions shall be paid by 2:00 p.m. (New York City time) on the Drawdown Date in cash in immediately available funds.

3.4           Additional Capital Contributions by Medley.

Notwithstanding anything herein to the contrary, Medley may make additional Capital Contributions in cash to any SPV at any time for the purposes of:

(a)          financing any redemptions pursuant to Article V hereof,

(b)          to finance distributions upon the exercise of the Put Option pursuant to Article VI, or

(c)          to finance the payment of any quarterly distributions of the 8% Preferred Distribution pursuant to Section 4.1(b) or to cure a Put Option Trigger Event under Section 6.2(a) in accordance with the provisions of Section 6.1, provided that, in either case, commencing with the fifth calendar quarter with respect to which such quarterly distributions of the 8% Preferred Distribution are payable, Medley may not make Capital Contributions to the SPVs for this purpose more than once in any rolling 12-month period without the prior written consent of DMI I.

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3.5           Tax Treatment.

For U.S. federal income tax purposes, each of Medley and the Fortress Investors agree (i) to treat themselves as a partner in each of MSF I, MSF II and MSF III in respect of which it holds a Preferred Interest or Common Interest, as applicable, (ii) to treat each of MSF I, MSF II and MSF III as separate partnerships, and (iii) to treat the STRFA Equity Interest has having no value immediately prior to the date on which STRF Holding is admitted as a member of STRF Advisor to hold the STRFA Equity Interest. Medley and the Fortress Investors agree not to take any position contrary to the foregoing in any filing or proceeding with any governmental authority, without the prior written consent of Medley, which consent shall not to be unreasonably withheld, conditioned or delayed unless otherwise required by law. Medley shall be entitled, with the unanimous consent of Medley and the Fortress Investors, such consent not to be unreasonably withheld, conditioned or delayed, to adjust the allocation of items of income, gain, loss and deductions under each of the SPV LLC Agreements, for book and tax purposes, in manner intended to give effect to the economic provisions set forth in this Agreement.

3.6           Tax Advances.

To the extent that Medley reasonably determines that an SPV is required by law to withhold or to make tax payments on behalf of or with respect to any of the Fortress Investors (a “Tax Advance”), such SPV may withhold such amounts and make such tax payments as so required. All Tax Advances made or required to be made on behalf of any of the Fortress Investors shall, as determined by Medley in its sole discretion, (a) to the extent no distribution is pending or reasonably foreseeable to be offset with ten (10) days of the Tax Advance being made or the SPV does not have sufficient available cash to make the Tax Advance, be promptly paid to the applicable SPV by the applicable Fortress Investor, or (b) be repaid by reducing the amount of current or next succeeding distribution or distributions that would otherwise have been made by such SPV to such Fortress Investor, or if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Fortress Investor, in each case together with interest thereon at the greater of (i) the prime rate (as published in the Wall Street Journal from time to time) plus five percent (5%) or (ii) twelve percent (12%) per annum. Such interest shall accrue from the date that is ten (10) days from the date the applicable SPV demands repayment of such Tax Advance until such amount is paid in full. Whenever Medley selects option (b) for repayment of a Tax Advance by any of the Fortress Investors, for all other purposes of this Agreement, such Fortress Investor shall be treated as having received all applicable distributions with respect to such SPV unreduced by the amount of such Tax Advance. The payment of any Tax Advance by or on behalf of any of the Fortress Investors shall not be deemed a Capital Contribution by such Fortress Investor or reduce such Fortress Investor’s obligation to make Capital Contributions hereunder, in each case with respect to any of the SPVs. The obligation of each of the Fortress Investors to reimburse the applicable SPV for Tax Advances shall continue after (i) such Fortress Investor Transfers its interest in the applicable SPV, (ii) such Fortress Investor withdraws from the applicable SPV, (iii) liquidation of the applicable SPV or (iv) such Fortress Investor otherwise ceases to be a member of the applicable SPV. Each of the Fortress Investors agrees to furnish each SPV with any forms as shall reasonably be requested by Medley to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. Any tax, penalty, addition to tax or additional amount attributable thereto which is assessed or collected from any of the SPVS or any of their respective subsidiaries pursuant to Sections 6221-6235 of the Code, as amended by the Bipartisan Act of 2015 (together with any proposed, temporary or final regulations promulgated by an applicable governmental authority at any time thereunder) shall be treated as a Tax Advance subject to this Section 3.6.

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3.7           Tax Information Rights.

Within forty-five (45) days of each distribution made by the Company to its Members, the Managing Member shall use commercially reasonable efforts to cause the Company to provide to such Members a reasonable estimate of the extent to which such distribution would constitute a dividend, within the meaning of Section 316 of the Code, and an estimate as to the extent any such dividends are “interest related” or “short term capital gain” dividends for purposes of Section 871(k) of the Code. Within seventy-five (75) days of the close of each taxable year, the Company shall use commercially reasonable efforts to deliver final information as to such matters to its Members with respect to the prior taxable year.

ARTICLE IV
DISTRIBUTIONS

4.1           Quarterly Distributions in Respect of the MCC Stock and STRF Stock.

(a)          Medley shall cause each of the Fund Share SPVs to make quarterly distributions (from sources other than the proceeds of any Initial Investment Amounts or Additional Investment Amounts contributed to the Fund Share SPVs pursuant to Sections 3.1 or 3.2 above and not invested in MCC Stock or STRF Stock, as the case may be) to DMI I and to Medley in accordance with the following provisions. The amounts payable to DMI I pursuant to this Section 4.1 shall be referred to as the “Fund Share Holdings Preferred Distribution Amount.”

(b)          Medley shall cause the Fund Share SPVs to distribute to DMI I an aggregate amount equal to a rate of 8% per annum of the Outstanding Fortress Investment Amount (the “8% Preferred Distribution”), calculated on the basis of a 365-day year, which 8% Preferred Distribution shall begin accruing on the date on which the Initial Fortress Investment Amount is contributed to MSF I. For the avoidance of doubt, such payment may be paid, at Medley’s discretion, from cash available at either Fund Share SPV and need not be allocated between the two Fund Share SPVs on a pro rata basis.

(c)          For so long as the Outstanding Fortress Investment Amount shall be greater than zero, Medley shall cause any Net Fund Share Dividends received by the Fund Share SPVs during a calendar quarter to be distributed to DMI I and Medley in the following order of priority:

(i)          first to DMI I in an aggregate amount equal to 15% of such Net Fund Share Dividends;

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(ii)         second, to cover any reasonable and documented Company Expenses (excluding, for the purpose of avoiding double counting, any taxes already applied to reduce Net Fund Share Dividends) payable by any of the SPVs during such calendar quarter; provided that, if the amount of such remaining Net Fund Share Dividends is not sufficient to cover such Company Expenses, Medley may opt to defer the cash distribution payable to DMI I under Section 4.1(c)(i) above to the extent necessary to cover such Company Expenses, and provided further that if Medley opts to defer such distributions, Medley shall not cause any of the Fund Share SPVs to make any distributions to Medley pursuant to this Section 4.1(c) until such time as DMI I has received payment in full of such deferred distributions;

(iii)        third, to Medley in an amount equal to the estimated U.S. federal, state and local income taxes (including, without limitation, the “medicare” tax imposed under Section 1411 of the Code) payable by Medley (or its direct or indirect members) with respect to Medley’s allocable share of the Fund Share SPVs’ net taxable income, as determined under the applicable SPV LLC Agreement (other than in respect of gain on sale of MCC Stock or STRF Stock), which taxes will be determined using the highest effective marginal combined rates as prescribed for an individual or corporate resident in California or New York, New York (taking into account (a) the non-deductibility of expenses subject to the limitation described in Section 67(a) of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes);

(iv)        fourth, to DMI I to pay down the Outstanding Fortress Investment Amount until such time as the Outstanding Fortress Investment Amount has been reduced to zero, and

(v)         thereafter to Medley.

(d)          Medley shall cause the Fund Share SPVs to distribute the sale proceeds of any dispositions of MCC Stock or STRF Stock by the Fund Share SPVs during a calendar quarter up to an amount equal to 100% of the price paid by the Fund Share SPV’s on any such disposed stock in the following order of priority:

(i)          first, to DMI I to pay down the Outstanding Fortress Investment Amount until such time as the Outstanding Fortress Investment Amount has been reduced to zero; and

(ii)         thereafter to Medley.

(e)          Medley shall cause the Fund Share SPVs to distribute an aggregate amount equal to 100% of any Net Fund Share Profits received by the Fund Share SPVs during a calendar quarter in the following order of priority:

(i)          first, to DMI I in an amount equal to 15% of such Net Fund Share Profits;

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(ii)         second, to Medley in an amount equal to the estimated U.S. federal, state and local income taxes (including, without limitation, the “medicare” tax imposed under Section 1411 of the Code) payable by Medley (or its direct or indirect members) with respect to Medley’s allocable share of the Fund SPV’s net taxable income, as determined under the applicable SPV LLC Agreement, solely in respect of gain on the sale of MCC Stock or STRF Stock, which taxes will be determined using the highest effective marginal rates as prescribed for an individual or corporate resident in California or New York, New York (taking into account (a) the non-deductibility of expenses subject to the limitation described in Section 67(a) of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes).

(iii)        third, to DMI I to pay down the Outstanding Fortress Investment Amount until such time as the Outstanding Fortress Investment Amount has been reduced to zero; and

(iv)        thereafter to Medley.

(f)          All distributions to be made to DMI I and Medley pursuant to this Section 4.1 shall be made concurrently to both parties on a quarterly basis no later than 10 Business Days after the end of each applicable calendar quarter, commencing as of the end of the first full calendar quarter following the quarter in which the Closing Date occurs. For the avoidance of doubt, at no time during the term of this Agreement shall either of the Fund Share SPVs make a distribution to Medley or any of its Affiliates that is not in accordance with the provisions of this Section 4.1.

(g)          Notwithstanding any other provisions contained herein, any cash amounts distributable to Medley pursuant to Sections 4.1(c), (d) or (e) above may, at Medley’s sole discretion, be retained by the Fund Share SPVs and used for other purposes including, without limitation, financing the redemptions of the Preferred Interests as contemplated in Article V below.

4.2           Quarterly Distributions in Respect of the STRFA Equity Interest.

(a)          Medley shall cause MSF III to make quarterly distributions to DMI II and to Medley in accordance with the following provisions. The amounts payable to DMI II pursuant to this Section 4.2 shall be referred to as the “STRFA Equity Preferred Distribution Amount.”

(b)          For so long as the STRFA Equity Interest continues to be held by MSF III, Medley shall cause MSF III to make a quarterly distribution to DMI II in an amount equal to a percentage of the STRFA Distributable Income received by the STRF Advisor during such calendar quarter determined as follows (the “STRFA Sharing Percentage”):

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(i)          Until such time as the Fortress Investors have received aggregate distributions in respect of their Preferred Interests equal to 2.0x the total amount invested in the Fund Share SPVs by DMI I (the “Investment Realization Trigger”), a percentage of STRFA Distributable Income equal to 8% multiplied by a fraction, the numerator of which is the Outstanding Fortress Investment Amount as of the end of such calendar quarter and the denominator of which is $40,000,000; provided that the STRFA Sharing Percentage shall not be less than 6% at any time prior to the date the Investment Realization Trigger has been realized; and

(ii)         After the Investment Realization Trigger has been achieved, a percentage of STRFA Distributable Income equal to 6%.

(c)          All distributions to be made to DMI II and Medley pursuant to this Section 4.2 shall be made concurrently to both parties on a quarterly basis no later than 10 Business Days after the end of each applicable calendar quarter, commencing as of the end of the first full calendar quarter following the quarter in which (i) the Closing Date occurs, or (ii) STRF commences operations, whichever is later. For the avoidance of doubt, at no time during the term of this Agreement shall MSF III make a distribution to Medley or any of its Affiliates that is not in accordance with the provisions of this Section 4.2.

(d)          Notwithstanding any other provisions contained herein, any cash amounts held by MSF III after payment of Fund Share Holdings Preferred Distribution Amount and the STRFA Equity Preferred Distribution Amount shall be available for distribution to Medley, or, at Medley’s discretion, may be retained by MSF III and used for other purposes including, without limitation, financing the redemptions of the Preferred Interests as contemplated in Article V below.

ARTICLE V
REDEMPTION AND OTHER RIGHTS

5.1           Redemption of MSF I and MSF II Preferred Interests at Medley’s Option.

(a)          Medley may elect to cause the Fund Share SPVs, jointly and severally, to redeem the MSF I Preferred Interest and/or MSF II Preferred Interest, in whole or in part, at any time without penalty, provided that:

(i)          unless the Outstanding Fortress Investment Amount has been reduced to zero, the proceeds of any Initial Investment Amounts or Additional Investment Amounts contributed to the Fund Share SPVs by DMI I pursuant to Sections 3.1 or 3.2 above and not invested in MCC Stock or STRF Stock, as the case may be, shall not be used for the purpose of effectuating any such redemption;

(ii)         for the avoidance of doubt, Capital Contributions made to the Fund Share SPVs by Medley pursuant to Section 3.4 above may be used for such purpose; and

(iii)        If Medley shall elect to redeem less than the entire MSF I Preferred Interest and MSF II Preferred Interest, Medley shall cause the Fund Share SPVs to redeem both the MSF I Preferred Interest and the MSF II Preferred Interest on a pro rata basis based on the relative amounts of capital contributed to MSF I and MSF II by DMI I, respectively, to the extent Medley is able to access liquidity for the STRF Stock held by MSF II, after which any remaining portion of such partial redemption may be from the MSF I Preferred Interest only.

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(b)          If Medley shall elect to redeem the entire MSF I Preferred Interest and the MSF II Preferred Interest, Medley shall cause the Fund Shares SPVs, jointly and severally, to pay DMI I an aggregate amount equal to the Fund Share Interest Redemption Price. If Medley shall elect to redeem less than all of the MSF I Preferred Interest and MSF II Preferred Interest, Medley shall cause the Fund Share SPVs, jointly and severally, to pay DMI I an amount equal to the Fund Share Interest Redemption Price multiplied by a fraction (expressed as a percentage) (i) numerator of which shall be the amount of capital invested in each applicable Fund Share SPV by DMI I represented by the Preferred Interests to be redeemed, and (ii) the denominator of which shall be total amount of Capital Contributions invested in the Fund Share SPVs by DMI I as of the date of redemption.

(c)          Upon receipt by DMI I of the amount owed it pursuant to this Section 5.1:

(i)          The Outstanding Fortress Investment Amount will be reduced by an amount equal to that portion of the proceeds received by DMI I pursuant to this Section 5.1 representing Repaid Capital Amounts; and

(ii)         Any amounts of the MSF I and/or MSF II Preferred Interests in the Fund Share SPVs that are redeemed pursuant to this Section 5.1 shall be immediately retired.

5.2           Optional Redemption of STRFA Equity Preferred Interest at Medley’s Option; Dissolution of MSF III.

(a)          At any time during the 90-day period commencing on the date on which the Outstanding Fortress Investment Amount has been reduced to zero, Medley shall have the right (the “STRFA Buyback Right”) to cause MSF III to sell the STRFA Equity Interest to Medley or any of its Affiliates at a price equal to the fair market value of an interest in STRFA entitling the holder to receive distributions of the STRFA Distributable Income at the applicable STRFA Sharing Percentage determined in accordance with the provisions of Section 4.2(b), as determined by an independent valuation firm mutually agreeable to Medley and DMI II (the “STRFA Equity Interest FMV”). In such event, MSF III shall distribute to DMI II an amount equal to the net proceeds of such sale. Upon completion of such sale, DMI II’s right to receive the STRFA Equity Preferred Distribution Amounts shall terminate, and the STRFA Preferred Interest in MSF III shall be immediately retired.

(b)          Notwithstanding any other provisions in this Agreement, if Medley does not exercise the STRFA Buyback Right prior to the seventh (7th) anniversary of the Closing Date, then Medley shall cause MSF III to be dissolved and an interest in STRFA shall be distributed in kind to DMI II entitling DMI II to receive distributions of the STRFA Distributable Income at the applicable STRFA Sharing Percentage determined in accordance with the provisions of Section 4.2(b), provided that if such interest in STRFA has been distributed in-kind to DMI II pursuant to this Section 5.2(b) and DMI II or any Affiliated successor-in-interest to such interest in STRFA (a “Fortress Seller”) subsequently elects to sell such interest in STRFA, in whole or in part, to a third party (a “Subject Sale”), Medley (or at Medley’s option, an Affiliate) shall have a right of first refusal, for a period of 30 days following written notice by such Fortress Seller(s) to Medley of such Subject Sale, to buy back the STRFA Equity Interest at a price equal to the price negotiated at arms’ length by such Fortress Seller(s) in respect of such Subject Sale.

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5.3           Redemption of MSF I and MSF II Preferred Interests at DMI I’s Option.

(a)          At the option of DMI I, exercisable at any time after the seventh (7th) anniversary of the Closing Date (to the extent so exercised, a “Redemption Election”), Medley shall cause the Fund Share SPVs, jointly and severally, to redeem the MSF I and MSF II Preferred Interests in whole, but not in part, for an amount equal to the sum of:

(i)          any accrued and unpaid Fund Share Holdings Preferred Distribution Amounts, if any, as of the date the redemption is completed (the “Accrued and Unpaid Amounts”); plus

(ii)         the Outstanding Fortress Investment Amount, if any, as of such date (the “Repaid Capital Amount”), plus

(iii)        in the event the Fund Share SPVs own any MCC Stock and/or STRF Stock as of the date of redemption, the amount of any additional Net Fund Share Profits that would have been distributed to DMI I pursuant to Section 4.1(e)(i) had such MCC Stock and/or STRF Stock been sold on the redemption date for their respective fair market values (together with any Accrued and Unpaid Amounts and Repaid Capital Amounts, the “Fund Share Interest Redemption Price”).

(b)          Medley will pay the Fund Share Interest Redemption Price to DMI I not more than ninety (90) calendar days after the date on which written notice of a Redemption Election is delivered to Medley by DMI I.

ARTICLE VI
PUT OPTION

6.1           Put Option Right.

If a Put Option Trigger Event has occurred and not been cured on or before the ninetieth (90th) day following the occurrence thereof (other than a Put Option Trigger Event resulting under clause 6.2(a) below, as to which Medley shall have five (5) Business Days to cure such Put Option Trigger Event), then at any time for so long as such Put Option Trigger Event shall be continuing, the Fortress Investors shall be entitled, at their unanimous option, to put the Preferred Interests back to the SPVs in accordance with the following provisions (the “Put Option”).

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6.2           Put Option Trigger Event.

As used herein, “Put Option Trigger Event” shall mean the occurrence of one or more of the following events:

(a)          The failure by the Fund Share SPVs to make any payment of the 8% Preferred Distribution when due in accordance with the provisions of Section 4.1(b) above;

(b)          Medley ceasing to hold 100% of the Common Interests in the SPVs, without the unanimous prior written consent of the Fortress Investors;

(c)          MCC ceasing to be regulated as a business development company under the Investment Company Act;

(d)          MCC Advisors LLC ceasing to act as the sole investment advisor for MCC, or Medley ceasing to control, directly or indirectly, MCC Advisors LLC;

(e)          STRF Advisor ceasing to act as the sole investment advisor for STRF, or Medley ceasing to control, directly or indirectly, STRF Advisor;

(f)          Brook Taube and Seth Taube (directly or through their respective family members and family trusts) ceasing to have the power to vote or direct the vote of 50.1% or more of the voting power of the outstanding equity interests of Medley; or

(g)          Medley failing to cause the Fund Share SPVs to redeem the MSF I and MSF II Preferred Interests in full in accordance with Section 5.3 above on or prior to the ninetieth (90th) day following a Redemption Election.

6.3           Exercise of Put Option.

Upon the exercise of the Put Option by Fortress:

(a)          Medley shall cause the Fund Share SPVs, jointly and severally, to immediately redeem the MSF I Preferred Interest and the MSF II Preferred Interest either, at Medley’s sole discretion, (i) in cash for an aggregate amount equal to the Fund Share Interest Redemption Price, or (ii) through a distribution of cash, MCC Stock and STRF Stock having a then fair market value equal to the amount necessary to satisfy the Fund Share Interest Redemption Price in full (an “In-Kind Distribution”).

(b)          In addition, if, prior to the exercise of the Put Option by the Fortress Investors, (i) Medley has not exercised the STRFA Buy-Back Right pursuant to Section 5.2(a), and (ii) MSF III has not been dissolved and the STRFA Equity interest distributed to DMI II pursuant to Section 5.2(b), Medley shall, at Medley’s option:

(i)          cause MSF III to redeem the MSF III Preferred Interest in cash for an amount equal to the STRFA Equity Interest FMV, or

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(ii)         cause MSF III to be dissolved and an interest in STRFA to be distributed in kind to DMI II entitling DMI II to receive distributions of STRFA Distributable Income at the applicable STRFA Sharing Percentage determined in accordance with the provisions of Section 4.2(b), provided that, if such interest in STRFA has been distributed in-kind to DMI II pursuant to this Section 6.3(b)(ii) and DMI II or any Fortress Seller subsequently elects to engage in a Subject Sale, Medley (or at Medley’s option, an Affiliate) shall have a right of first refusal, for a period of 30 days following written notice by such Fortress Seller(s) to Medley of such Subject Sale, to buy back the STRFA Equity Interest at a price equal to the price negotiated at arms’ length by such Fortress Seller(s) in respect of such Subject Sale.

ARTICLE VII
REPORTS; VALUATION; CONFIDENTIALITY

7.1           Reports.

(a)          Medley will deliver the following information to each Fortress Investor within twenty (20) Business Days of the end of each calendar quarter:

(i)          Quarterly reports providing (A) the value of all assets owned by each of the SPVs (cash, MCC Stock, STRF Stock and STRFA Equity Interest) and all cash received by the SPVs in such quarter, (B) the distribution of such cash to the Fortress Investors and Medley in accordance with the provisions of Article IV above, and (C) any dispositions of MCC Stock, STRF Stock and/or the STRFA Equity Interest in such quarter; and

(ii)         Quarterly reports detailing (A) assets under management and investment performance of STRF, and (B) a calculation detailing the STRFA Distributable Income to be distributed by MSF III in such quarter.

(b)          In addition, Medley will deliver to each Fortress Investor annual unaudited financial statements for each SPV within 120 days of the end of each calendar year.

(c)          At the time each report is delivered to the Fortress Investors pursuant to this Section 7.1, the Chief Financial Officer of Medley shall certify to the Fortress Investors that such report is complete and accurate in all material respects as of the date such report is delivered to the Fortress Investors.

7.2           Valuation.

For purposes of this Agreement, the fair market value of the MCC Stock and the STRF Stock held by the Fund Share SPVs will be determined by reference to the average closing price on the primary public trading market for MCC or STRF, as the case may be, for the ten (10) day period prior to the valuation date, provided that, in the event that no active public market exists for the MCC Stock and/or the STRF Stock at the time a Fund Share Redemption Price is being determined, then the Fund Share Interest Redemption Price will be determined by reference to the fair market value of any MCC Stock or STRF Stock held by the Fund Share SPVs as determined by an independent valuation firm mutually agreeable to Medley and DMI I.

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7.3           Confidentiality

(a)          All parties acknowledge that the information relating to the terms of this Agreement, the SPV LLC Agreements, and the transactions contemplated hereby and thereby (excluding any such information which is, or through no fault of any party becomes, available to the public) (“Confidential Information”) is confidential, and all parties agree to keep and retain in the strictest confidence all such Confidential Information, except (i) for disclosure required by regulatory examination, court order, subpoena or other government process, (ii) disclosure required under applicable law or regulation, including without limitation those applicable to public companies under the Federal securities laws, (iii) any disclosure by a Fortress Investor or its Affiliates consented to by Medley in its sole discretion, and (iv) any disclosure by Medley or its Affiliates unanimously consented to by the Fortress Investors in their sole discretion. Notwithstanding the foregoing, a party may disclose Confidential Information to such party’s legal, tax, accounting or financial advisors on a confidential basis and to the extent necessary for the purposes of advising the party, or to such party’s Affiliates, officers, directors, members, partners, investors (including prospective investors), and financing sources; provided, that the party will remain responsible for any disclosure of such information by such persons in violation of the provisions of this Section 7.3.

(b)          Each party agrees and acknowledges that this Agreement, the SPV LLC Agreements, the terms of and any information relating to the SPVs and the transactions contemplated hereby constitute trade secrets and confidential financial, proprietary and commercial information, and that disclosure of any such information could cause significant competitive harm to the Medley and the SPVs.

ARTICLE VIII
INDEMNIFICATION; LIMITATION ON LIABILITY

8.1           Indemnification.

(a)          Medley and each of the SPVs, jointly and severally, agrees to indemnify and hold harmless the Fortress Investors and each of their respective Affiliates, officers, directors, employees, advisors and agents (each, a “Fortress Person”) from and against any and all losses, claims, damages and liabilities (“Losses”) to which any such Fortress Person may become subject arising out of or in connection any act or omission by Medley or any of its Affiliates (including the SPVs) or any of Medley’s or its Affiliates’ employees, advisors or agents (each a “Medley Person”) relating to this Agreement and/or the transactions contemplated hereby, except to the extent that such Losses (i) arise from the performance of the investments held by the SPVs, or (ii) have been found by a final, non-appealable judgment of a court to have resulted from willful misconduct on the part of a Fortress Person.

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(b)          The Fortress Investors shall give Medley prompt written notice of any of any litigation, arbitration, regulatory examination, investigation, administrative action or any criminal, civil, regulatory government or other third party legal proceeding (“Proceeding”) to which a Fortress Person may claim indemnification under Section 8.1(a) above. Medley, the Fortress Investors and each Fortress Person shall cooperate fully in good faith in the defense of any such Proceeding.

8.2           Contribution.

If for any reason the foregoing indemnification is unavailable to any Fortress Person or is insufficient to hold such Fortress Person harmless, then Medley and the SPVs, jointly and severally, shall contribute to the amount of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of Medley and the SPVs, on the one hand, and the Fortress Investors, on the other hand, in the matters contemplated hereby as well as the relative fault of the Medley Persons, on the one hand, and the Fortress Persons, on the other, with respect to such Loss and any other relevant equitable considerations.

8.3           Limitation of Liability.

In no event shall any party have any liability to the ANY other party under this indemnification provision or otherwise for any indirect, consequential or punitive damages in connection with or as a result of any acts or omissions related to this AGREEMENT.

ARTICLE IX
TERM, TERMINATION AND LIQUIDATION

9.1           Term

The Agreement shall go into effect as of the date hereof and shall remain in effect until each of the SPVs have been fully liquidated and dissolved in accordance with the terms of the SPV LLC Agreements.

9.2           Termination

Notwithstanding anything herein or in the SPV LLC Agreements to the contrary, this Agreement may be terminated (a) by mutual written agreement of the parties to terminate this Agreement and liquidate the SPVs, or (b) in accordance with the provisions of Section 3.2(d).

9.3           Liquidation; Distributions upon Termination.

(a)          Upon a liquidation of the Fund Share SPVs pursuant to Section 9.2, clause (a) above, Medley will cause all proceeds available for distribution to be distributed in accordance with the capital accounts, which the parties intend to result in the following distribution:

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(i)          first, to DMI I until DMI I has received an amount equal to the Fund Share Interest Redemption Price as of such date; and

(ii)         thereafter, to Medley.

(b)          In addition, if, at the time of liquidation of the Fund Share SPVs pursuant to Section 9.2, clause (a) above, (i) Medley has not exercised the STRFA Buy-Back Right pursuant to Section 5.2(a), and (ii) MSF III has not been dissolved and the STRFA Equity interest distributed to DMI II pursuant to Section 5.2(b), Medley shall cause MSF III to be dissolved and an interest in STRFA shall be distributed in kind to DMI II entitling DMI II to receive distributions of STRFA Distributable Income at the applicable STRFA Sharing Percentage determined in accordance with the provisions of Section 4.2(b), provided that if such interest in STRFA has been distributed in-kind to DMI II pursuant to this Section 9.3(b) and DMI II or any Fortress Seller subsequently elects to engage in a Subject Sale, Medley (or at Medley’s option, an Affiliate) shall have a right of first refusal, for a period of 30 days following written notice by such Fortress Seller(s) to Medley of such Subject Sale, to buy back the STRFA Equity Interest at a price equal to the price negotiated at arms’ length by such Fortress Seller(s) in respect of such Subject Sale.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

10.1         Representations of Medley and the SPVs.

Medley and each of the SPVs represents and warrants that:

(a)          It is duly organized and validly existing as a limited liability company under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now conducted and as proposed to be conducted as described in this Agreement.

(b)          The execution of this Agreement has been authorized by all necessary action on its behalf, and this Agreement is valid and binding against it, enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium or other similar law relating to creditors’ rights generally.

(c)          The execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby and thereby (i) will not conflict with or result in any violation of or default under any provision of its limited liability company agreement or any agreement or other instrument to which it or any of its Affiliates is a party or by which it or any of its Affiliates are bound, (ii) will not conflict with or result in a violation of or default under any license, permit, franchise, judgment, decree, award, statute, rule or regulation applicable to it or any of its Affiliates, (iii) will not require any consent or approval of it or any of its Affiliates that has not been lawfully and validly obtained, and (iv) will not require it or any of its Affiliates to obtain or make any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality that has not been lawfully and validly obtained.

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(d)          It is in compliance with all applicable laws in all material respects.

10.2         Further Representations of Medley.

Medley further represents and warrants that:

(a)          The execution of the SPV LLC Agreements by Medley has been authorized by all necessary action on behalf of Medley, and each SPV LLC Agreement is valid and binding against Medley, enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium or other similar law relating to creditors’ rights generally.

(b)          There is no pending or, to the knowledge of Medley, threatened Proceeding of or before any arbitrator or governmental or regulatory authority against Medley, the SPVs or any of Medley’s Affiliates or employees that, if finally determined against Medley, the SPVs or such Affiliate would have a material adverse effect on (i) MCC or any SPV, (ii) Medley’s or any Affiliates ability to engage in an investment advisory business, or (iii) Medley’s or any SPV’s ability to perform its obligations under this Agreement or any SPV LLC Agreement.

(c)          For so long as this Agreement shall remain in effect, Medley shall cause the SPVs to comply with all applicable laws in all material respects.

10.3         Representations and Warranties of the Fortress Investors.

Each of the Fortress Investors represents and warrants that:

(a)          Such Fortress Investor is duly organized and validly existing as a legal entity under the laws of the jurisdiction where is have been organized and has all requisite limited liability company power and authority to carry on its business as now conducted and as proposed to be conducted as described in this Agreement.

(b)          The execution of this Agreement and each SPV LLC Agreement has been authorized by all necessary action on behalf of such Fortress Investor, and this Agreement and each SPV LLC Agreement is valid and binding against such Fortress Investor, enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium or other similar law relating to creditors’ rights generally.

(c)          The execution and delivery of this Agreement and the SPV LLC Agreements by such Fortress Investor and the consummation of the transactions contemplated hereby and thereby (i) will not conflict with or result in any violation of or default under any provision of such entity’s limited liability company agreement or similar constitutional document governing such entity or any agreement or other instrument to which such entity or any Affiliate of such entity is a party or by which such entity or any Affiliate of such entity are bound, (ii) will not conflict with or result in a violation of or default under any license, permit, franchise, judgment, decree, award, statute, rule or regulation applicable to such entity or any Affiliate of such entity, (iii) will not require any consent or approval of such entity or any Affiliate of such entity that has not been lawfully and validly obtained, and (iv) will not require such entity or any Affiliate of such entity to obtain or make any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality that has not been lawfully and validly obtained.

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(d)          There is no pending or, to the knowledge of such Fortress Investor, threatened Proceeding of or before any arbitrator or governmental or regulatory authority against such Fortress Investor or its Affiliates that, if finally determined against such Fortress Investor or any of its Affiliates or employees would have a material adverse effect on the Fortress Investors’ ability to fulfill its obligations under Sections 3.1 and 3.2 of this Agreement.

(e)          It is in compliance with all applicable laws, except to the extent any non-compliance would not have a material adverse effect on the Fortress Investors’ ability to fulfill their obligations under Sections 3.1 and 3.2 of this Agreement.

(f)          Such Fortress Investor is a “United States person” as defined in Section 7701(a)(30) and is not a “grantor trust” within the meaning of Section 671-679 of the Code, unless the U.S. federal tax owner of such grantor trust’s assets is (and will be) a “United States person”.

10.4         Investment Representations of the Fortress Investors

Each Fortress Investor represents and warrants that:

(a)          It is acquiring the Preferred Interests for investment purposes only, for its own account and not as nominee or agent for any other Person and in any case not with a view to the sale or distribution of any or all thereof;

(b)          It has no present intention of selling, granting a participation in, or otherwise distributing the same, and it will not offer or Transfer such Preferred Interests or any interest therein in contravention of the Securities Act, any state or federal law or this Agreement, and it has no contract, understanding, agreement or arrangement with any Person to Transfer or grant a participation to such Person or any other Person, with respect to any or all of such Interest;

(c)          It understands that the Preferred Interests are not being registered under the Securities Act in reliance upon an exemption which is in part predicated on the representations, warranties and agreements made by it in this Section 10.4;

(d)          It is an “accredited investor” within the meaning of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interest and is able to bear the economic risk of that investment;

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(e)          It has not been subject to any event specified in Rule 506(d)(1) promulgated under the Securities Act that would either (i) require disclosure of such event under the provisions of Rule 506(e) promulgated under the Securities Act in connection with the use of the Rule 506 exemption under the Securities Act for the offer and sale of the Preferred Interests or (ii) result in disqualification under Rule 506(d)(1) promulgated under the Securities Act of the Company’s use of such exemption for the offer and sale of the Preferred Interests;

(f)          It is a “qualified purchaser” as defined in Section 2(a)(51)(A) of the Investment Company Act and each Person that is a beneficial owner of such Fortress Investor is a “qualified purchaser”;

(g)          Its beneficial owners have no individual discretion as to their participation or non-participation in the Preferred Interests and will have no individual discretion as to their participation or non-participation in particular investments made by the SPVs;

(h)          It is not a “benefit plan investor” within the meaning of ERISA, and, without limiting the generality of the foregoing, it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of Title I of ERISA or (ii) any entity whose underlying assets include “plan assets” (as defined by ERISA and the regulations thereunder) by reason of a plan’s investment in the entity; nor is it acquiring the interests in any SPV as nominee or agent on behalf of any such Persons;

(i)          It is not relying on Medley or any of its Affiliates with respect to any legal, regulatory, tax or investments advice in connection with its decision to enter into this Agreement and the transactions contemplated by this Agreement and it has consulted with its own counsel regarding such matters;

(j)          It has carefully read and reviewed the prospectuses existing as of the date hereof for MCC and STRF and understands and consents to the existence of potential conflicts of interest between Medley and its Affiliates, on the one hand, and MCC and/or STRF on the other, as set forth in such prospectuses;

(k)          It is entering into this Agreement relying solely on the facts and terms set forth in this Agreement and the SPV LLC Agreements and the disclosure documents relating to MCC and STRF, and it has received copies of all such documents and neither Medley or any other person has made any representations of any kind or nature to induce it to enter into this Agreement except as specifically set forth in such documents; and

(l)          It has reviewed the terms of this Agreement, the SPV LLC Agreements, and drafts of the STRF Advisory Agreement and the STRF ESA Agreement to the extent that it deems necessary in order to be fully informed with respect thereto.

10.5         Anti-Money-Laundering and Economic Sanctions.

(a)          Each Fortress Investor represents and warrants that:

(i)          None of the cash or property that it has paid, will pay or will contribute to the SPVs has been or shall be derived from, or related to, any activity of it that is deemed criminal under United States law;

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(ii)         No contribution or payment by it to an SPV shall cause the SPV or Medley to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as amended, and the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”);

(iii)        It is not (nor is any Person or entity controlled by, controlling or under common control with it, or any of its beneficial owners) a Person or entity subject to economic sanctions administered by OFAC, and it will re-certify to Medley as to the truthfulness of this representation upon request from Medley on a semi-annual basis; and

(iv)        It has provided the following information to Medley and such information is true, complete and accurate in all material respects: (i) its name, (ii) its physical address and mailing address (if different), (iii) its taxpayer identification number or other government identification number, (iv) a list of its authorized signers, (v) a description of the nature of its business, (vi) a description of the source of its wealth, (vii) its telephone number, and (viii) its e-mail address and website. In addition, it has provided Medley with true and correct copies of its IRS determination letter and its completed and signed IRS Form W-9 or W-8BEN-E, as applicable.

(b)          Medley represents and warrants to the Fortress Investors that:

(i)          None of the cash or property that it has paid, will pay or will contribute to the SPVs has been or shall be derived from, or related to, any activity of it that is deemed criminal under United States law;

(ii)         No contribution or payment by it to an SPV shall cause the SPV or the Fortress Investors to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as amended, and the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”);

(iii)        It is not (nor is any Person or entity controlled by, controlling or under common control with it, or any of its beneficial owners) a Person or entity subject to economic sanctions administered by OFAC, and it will re-certify to the Fortress Investors as to the truthfulness of this representation upon request from the Fortress Investors on a semi-annual basis; and

(iv)        It has provided the following information to the Fortress Investors and such information is true, complete and accurate in all material respects: (i) its name, (ii) its physical address and mailing address (if different), (iii) its taxpayer identification number or other government identification number, (iv) a list of its authorized signers, (v) a description of the nature of its business, (vi) a description of the source of its wealth, (vii) its telephone number, and (viii) its e-mail address and website. In addition, it has provided Medley with true and correct copies of its IRS determination letter and its completed and signed IRS Form W-9 or W-8BEN-E, as applicable.

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ARTICLE XI
MISCELLANEOUS

11.1         Transfer and Assignment of Interests in the Company

(a)          Medley may not, directly or indirectly Transfer all or any part of Medley’s Common Interests in any SPV without the unanimous prior written consent of the Fortress Investors, which consent may be granted or withheld in their sole discretion and may be made subject to such conditions as the Fortress Investors deem appropriate, provided that such consent shall not be required if the proposed Transfer is to an Affiliate of Medley, and such Affiliate has executed a copy of this Agreement or such other document as may be reasonably requested by the Fortress Investors evidencing such Affiliate’s intent to be bound by and adhere to the provisions hereof, and provided further that, in such event, Medley hereby agrees that its obligations under Article VIII hereto shall survive such Transfer to an Affiliate.

(b)          A Fortress Investor may not, directly or indirectly Transfer all or any part of such Fortress Investor’s Preferred Interests in any SPV without the prior written consent of Medley, which consent may be granted or withheld in its sole discretion and may be made subject to such conditions as Medley deems appropriate, provided that such consent shall not be required:

(i)          if the proposed Transfer is to another collective investment vehicle that is managed by any subsidiary of the Fortress Investment Group (a “Permitted Transferee”), and, in the case of a direct Transfer of a Preferred Interest in an SPV, such Permitted Transferee has executed a copy of this Agreement or such other document as may be reasonably requested by Medley evidencing such Permitted Transferee’s intent to be bound by and adhere to the provisions hereof; or

(ii)         in connection with an upstream pledge of the equity interests in a the Fortress Investor as part of an “all assets” pledge for general financing not specific to the investments contemplated by this Agreement.

(c)          Neither Medley nor any Fortress Investor may Transfer its Common Interest or Preferred Interest (whether voluntarily, involuntarily or by operation of law and including through any financial instrument or contract the value of which is determined in whole or in part by reference to any SPV (including the amount of SPV distributions, the value of SPV assets or the results of SPV operations)) if such Transfer would cause a SPV to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code taxable as a corporation.

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11.2         Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed within such State. Each party hereby (a) irrevocably consents to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan of the City of New York, and (b) irrevocably consents that any process or notice or motion or other application to the court or judge thereof may be served within or outside of the State of New York by registered or certified mail or nationally-recognized overnight delivery service, or by personal service, provided a reasonable time for appearance is allowed. EACH PARTY HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY IT IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.3         Severability.

If it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. This Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

11.4         Amendments and Assignments

The Agreement may not be amended or assigned without the prior written mutual consent of Medley and each Fortress Investor.

11.5         Notices.

All notices or other communications required or permitted hereunder shall be sufficiently given (a) if delivered personally, (b) when transmitted via e-mail or other reliable electronic means, (c) when transmitted via facsimile to the fax number as the parties may from time to time provide (with hard copy following), or (d) on the day following the day on which the same has been delivered prepaid to a national overnight air courier service addressed to the address set forth below:

(a)          If to Medley, to:

Medley LLC

600 Montgomery Street, 35th Floor

San Francisco, CA 94111

Attn:	John D. Fredericks
General Counsel
Tel:	415-321-3180
E-mail:	john.fredericks@mdly.com

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(b)          If to the Fortress Investors:

DB MED Investor I LLC and DB MED Investor II LLC

c/o Fortress Credit Co LLC

1345 Avenue of Americas, 46th Floor

New York, NY 10105

Attention: General Counsel – Credit Funds

Facsimile: 917-639-9672

With copy to:

DB MED Investor I LLC and DB MED Investor II LLC

c/o Fortress Credit Co LLC

1345 Avenue of Americas, 23rd  Floor

New York, NY 10105

Attention: David Sharpe

Tel: 212-479-7072

E-mail: dsharpe@fortress.com

With copy to:

Fortress Credit Co LLC

3920 Northside Parkway NW, Suite 350

Atlanta, GA 30327

Attention: Ankur Patel

Tel: 404-264-4791

E-mail: apatel@fortress.com

With copy to:

Hunton & Williams LLP

Bank of America Plaza, St 4100

600 Peachtree Street, N.E.

Atlanta, GA 30308

Attention:  John Schneider

404.888.4148

jschneider@hunton.com

11.6         Successors and Assigns.

This Agreement shall be binding and inure to the benefit of the parties and their legal representatives, successors and permitted assigns, but shall not be for the benefit of, or enforceable by, any third parties.

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11.7         Entire Agreement.

This Agreement, together with the SPV LLC Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding with respect to the subject matter hereof.

11.8         Counterparts; Headings.

This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. The section headings in this Agreement are for convenience only.

11.9         Relationship Between the Parties.

It is understood and agreed that nothing herein, the transactions contemplated hereby or otherwise, shall be deemed to create a fiduciary duty or fiduciary or agency relationship between Medley or any of its Affiliates on the one hand, and the Fortress Investors or any of their respective Affiliates on the other. Neither party is advising the other in any respect, including but not limited to providing investment, accounting, legal or tax advice. Each party agrees that it shall not make, and hereby waives, any claim based on an assertion of such a fiduciary duty or relationship.

11.10       Other Business Activities.

Nothing in this Agreement shall restrict or preclude Medley, the Fortress Investors or any of their respective Affiliates from pursuing any business opportunities either on its or their own behalf or in conjunction with third parties.

11.11       Fortress Authority to Act on Behalf of the Fortress Investors.

Each Fortress Investor appoints Fortress Credit Advisors, LLC as its true, sufficient and lawful agent and attorney-in-fact to act on such Fortress Investors’ behalf and in its name with respect to this Agreement, the SPV LLC Agreements and the transactions contemplated hereby and thereby as necessary or appropriate to perform their rights, duties and obligations hereunder and thereunder. Each Fortress Investor acknowledges that Medley shall be entitled to rely fully on any instructions it receives from Fortress Credit Advisors, LLC with respect to the performance of any obligations or the exercise of any rights such Fortress Investor may have under this Agreement of any SPV LLC Agreement to the same extent as if such instructions had come from the Fortress Investor directly.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned have duly executed this Master Investment Agreement as of the day and year above written.

MEDLEY LLC

By:	/s/ Brook Taube
Name: Brook Taube
Title: Chief Executive Officer

MEDLEY SEED FUNDING I LLC

By:	/s/ Brook Taube
Name: Brook Taube
Title: Chief Executive Officer

MEDLEY SEED FUNDING II LLC

By:	/s/ Brook Taube
Name: Brook Taube
Title: Chief Executive Officer

MEDLEY SEED FUNDING III LLC

By:	/s/ Brook Taube
Name: Brook Taube
Title: Chief Executive Officer

DB MED INVESTOR I LLC

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

(Signature Pages to Master Investment Agreement)

DB MED INVESTOR II LLC

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

(Signature Pages to Master Investment Agreement)

Exhibit A

Medley LLC

600 Montgomery Street, 35th Floor

San Francisco, CA 94111

Drawdown Notice

[Date], 201_

VIA EMAIL AND COURIER

DB MED Investor I LLC
c/o Fortress Credit Co LLC
1345 Avenue of Americas, 46th Floor
New York, NY 10105
Attention: General Counsel – Credit Funds

RE:	Master Investment Agreement

Reference is made to that certain MASTER INVESTMENT AGREEMENT, dated as of June 3, 2016, by and among (i) Medley LLC, a Delaware limited liability company (“Medley”); (ii) Medley Seed Funding I LLC, a Delaware limited liability company (“MSF I”); (iii) Medley Seed Funding II LLC, a Delaware limited liability company (“MSF II”); (iv) Medley Seed Funding III LLC, a Delaware limited liability company (“MSF III”); (v) DB MED Investor I LLC, a Delaware limited liability company (“DMI I”), and (vi) DB MED Investor II, a Delaware limited liability company (“DMI II” and, together with DMI I, the “Fortress Investors”) (as amended, restated, supplemented or otherwise modified from time to time, the “Master Investment Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Master Investment Agreement.

Pursuant to Section 3.3 of the Master Investment Agreement, Medley requests that DMI I make the following Capital Contributions in accordance with the applicable terms and conditions of the Master Investment Agreement on the Drawdown Date set forth below:

Amount:	US$[__]

Purpose:	[__]

SPV:	[MSF I: $_________]
[and/or ]
[MSF II: $_________]

Drawdown Date:	[______] [__], 201__

Account:	Bank Name:
ABA Number:
Account Name:
Account Number:

Medley hereby certifies that, as of the Drawdown Date, both before and immediately after giving effect to the proposed Capital Contribution set forth above to be made on Drawdown Date, all conditions precedent to the Capital Contribution requested hereby have been satisfied as of the Drawdown Date.

Medley hereby certifies that, immediately after giving effect to the proposed Capital Contributions set forth above, the following shall be true:

	Fortress Investors	Medley
Aggregate Capital Contributions to MSF I	$	$
Aggregate Capital Contributions to MSF II	$	$
Remaining Capital Available to be Drawn	$	$

IN WITNESS WHEREOF, Medley has caused this Drawdown Notice be executed and delivered by its duly authorized representative as of the date first set forth above.

MEDLEY LLC

By:
Name:
Title: